Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS FISCAL 2021
FIRST QUARTER NET INCOME PER SHARE ATTRIBUTABLE TO
REX COMMON SHAREHOLDERS OF $1.30 VERSUS A LOSS OF $1.21
PER SHARE IN THE YEAR-AGO PERIOD

Dayton, Ohio, (May 26, 2021) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2021 first quarter (“Q1 ‘21”) ended April 30, 2021. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231-2911
Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx
The webcast will be available for replay for 30 days.

REX American Resources’ Q1 ‘21 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q1 ‘21 net sales and revenue were $164.1 million, compared with $83.3 million in Q1 ‘20. The year-over-year net sales and revenue increase was primarily due to higher ethanol production levels as compared to the prior year levels, which were significantly impacted by the Covid-19 pandemic, as well as higher ethanol and dried distillers grains and modified distillers grains pricing. Primarily reflecting the revenue growth, offset in part by increased input corn pricing, Q1 ‘21 gross profit for the Company’s ethanol and by-products segment increased to $19.5 million, compared with a loss of $8.2 million in Q1 ‘20. As a result, the ethanol and by-products segment had income before income taxes of $11.1 million in Q1 ‘21, compared to a loss of $12.4 million in Q1 ‘20. The Company’s refined coal operation incurred a $1.7 million gross loss and a $1.8 million loss before income taxes in Q1 ‘21, compared to a $1.1 million gross loss and a loss before income taxes of $0.8 million in Q1 ‘20. REX reported Q1 ‘21 income before income taxes and non-controlling interests of $8.4 million, compared with a loss before income taxes and non-controlling interests of $13.7 million in the comparable year ago period. While the refined coal operation negatively impacted gross profit and income before income taxes, it contributed a tax benefit of $2.2 million and $1.0 million for Q1 ‘21 and Q1 ‘20, respectively.

Net income attributable to REX shareholders in Q1 ‘21 was $7.8 million, compared to a net loss of $7.6 million in Q1 ‘20. Q1 ‘21 basic and diluted net income per share attributable to REX common shareholders was $1.30, compared to a net loss per share of $1.21 in Q1 ‘20. Per share results in Q1 ‘21 and Q1 ‘20 are based on 6,010,000 and 6,304,000 diluted weighted average shares outstanding, respectively.

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REX American Resources Q1 ‘21 Results, 5/26/2021	page 2

Segment Income Statement Data:

($ in thousands)	Three Months Ended April 30,
	2021	2020
Net sales and revenue:
Ethanol & By-Products (1)	$164,042	$83,235
Refined coal (2) (3)	62	15
Total net sales and revenue	$164,104	$83,250

Gross profit (loss):
Ethanol & By-Products (1)	$19,477	$(8,223)
Refined coal (2)	(1,675)	(1,107)
Total gross profit (loss)	$17,802	$(9,330)

Income (loss) before income taxes:
Ethanol & By-Products (1)	$11,082	$(12,351)
Refined coal (2)	(1,795)	(847)
Corporate and other	(860)	(545)
Total income (loss) before income taxes	$8,427	$(13,743)

(Provision) benefit for income taxes:
Ethanol & By-Products	$(2,436)	$4,161
Refined coal	2,195	959
Corporate and other	212	193
Total (provision) benefit for income taxes	$(29)	$5,313

Net income (loss) attributable to REX common shareholders:
Ethanol & By-Products	$7,952	$(7,433)
Refined coal	480	150
Corporate and other	(648)	(352)
Net income (loss) attributable to REX common shareholders	$7,784	$(7,635)

(1)	Includes results attributable to non-controlling interests of approximately 24.5% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “The operating environment in the first quarter of fiscal 2021 was markedly better than the challenging environment we experienced throughout most of fiscal 2020, with significant improvements to demand and pricing across our ethanol and by-products segments. With all of our high-quality plants in operation, we were able to leverage our strategic locations across the corn belt and healthy liquidity position to generate first quarter net income of $7.8 million and earnings per share of $1.30.”

Balance Sheet

At April 30, 2021, REX had cash and cash equivalents and short-term investments of $193.0 million, $45.9 million of which was at the parent company, and $147.1 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2021, of $180.7 million, $48.2 million of which was at the parent company, and $132.5 million of which was at its consolidated ethanol production facilities.

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REX American Resources Q1 ‘21 Results, 5/26/2021	page 3

The following table summarizes select data related to REX’s
consolidated alternative energy interests:

	Three Months Ended April 30,
	2021	2020
Average selling price per gallon of ethanol (net of hedging)	$1.79	$1.25
Average selling price per ton of dried distillers grains	$208.92	$145.64
Average selling price per pound of non-food grade corn oil	$0.33	$0.25
Average selling price per ton of modified distillers grains	$71.54	$65.82
Average cost per bushel of grain	$5.16	$3.93
Average cost of natural gas (per MmBtu)	$3.18	$3.93

Supplemental data related to REX’s ethanol interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of April 30, 2021 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC Gibson City, IL	119.2	75.5%	90.0
NuGen Energy, LLC Marion, SD	119.6	99.5%	119.0
Big River Resources West Burlington, LLC West Burlington, IA	97.3	10.3%	10.0
Big River Resources Galva, LLC Galva, IL	111.5	10.3%	11.5
Big River United Energy, LLC Dyersville, IA	113.8	5.7%	6.5
Big River Resources Boyceville, LLC Boyceville, WI	55.8	10.3%	5.7
Total	617.2	n/a	242.7

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REX American Resources Q1 ‘21 Results, 5/26/2021	page 4

REX further announced today that it had filed additional supplemental proxy materials related to its Annual Shareholder Meeting to be held on June 16, 2021. The additional information related to the voting requirements of Proposal 3, in particular the treatment of abstentions and broker non-votes. Proposal 3, which is an amendment to the Amended Certificate of Incorporation to authorize a new class of Preferred Stock, requires the affirmative vote of holders of a majority of shares entitled to vote at the Annual Meeting. Therefore, abstentions and broker non-votes will have the effect of a vote against the proposal.

First Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question-and-answer session. The dial in number for the audio conference call is 212/231-2911 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com. A webcast replay will be available for 30 days following the live event.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 617 million gallons of ethanol over the twelve-month period ended April 30, 2021. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended January 31, 2021) by the ethanol production facilities in which it has ownership interests was approximately 243 million gallons. In addition, the Company acquired a refined coal operation in August 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q1 ’21 Results, 5/26/2021	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended
	April 30,
	2021	2020
Net sales and revenue	$164,104	$83,250
Cost of sales	146,302	92,580
Gross profit (loss)	17,802	(9,330)
Selling, general and administrative expenses	(9,988)	(4,605)
Equity in income (loss) of unconsolidated ethanol affiliates	570	(477)
Interest and other income, net	43	669
Income (loss) before income taxes and non-controlling interests	8,427	(13,743)
(Provision) benefit for income taxes	(29)	5,313
Net income (loss) including non-controlling interests	8,398	(8,430)
Net (income) loss attributable to non-controlling interests	(614)	795
Net income (loss) attributable to REX common shareholders	$7,784	$(7,635)

Weighted average shares outstanding – basic and diluted	6,010	6,304

Basic and diluted net income (loss) per share attributable to REX common shareholders	$1.30	($1.21)

- balance sheets follow -

REX American Resources Q1 ’21 Results, 5/26/21	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	April 30,	January 31,
ASSETS	2021	2021
CURRENT ASSETS:
Cash and cash equivalents	$157,105	$144,501
Short-term investments	35,864	36,194
Restricted cash	1,717	1,657
Accounts receivable	27,557	19,713
Inventory	26,687	37,880
Refundable income taxes	6,020	6,020
Prepaid expenses and other	14,831	12,785
Total current assets	269,781	258,750
Property and equipment-net	149,067	153,186
Operating lease right-of-use assets	11,289	12,678
Deferred taxes and other assets	25,977	25,275
Equity method investment	30,026	29,456
TOTAL ASSETS	$486,140	$479,345
LIABILITIES AND EQUITY CURRENT LIABILITIES:
Accounts payable – trade	$15,808	$16,907
Current operating lease liabilities	4,632	4,875
Accrued expenses and other current liabilities	9,185	8,955
Total current liabilities	29,625	30,737
LONG TERM LIABILITIES:
Deferred taxes	4,294	3,713
Long-term operating lease liabilities	6,327	7,439
Other long-term liabilities	278	273
Total long-term liabilities	10,899	11,425
COMMITMENTS AND CONTINGENCIES EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	149,144	149,110
Retained earnings	597,770	589,986
Treasury stock, 23,861 shares	(354,604)	(354,612)
Total REX shareholders’ equity	392,609	384,783
Non-controlling interests	53,007	52,400
Total equity	445,616	437,183
TOTAL LIABILITIES AND EQUITY	$486,140	$479,345

- statements of cash flows follow -

REX American Resources Q1 ’21 Results, 5/26/21	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three Months Ended April 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,398	$(8,430)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,249	5,315
Amortization of operating lease right-of-use assets	1,389	1,347
(Income) loss from equity method investments	(570)	477
Dividends received from equity method investments	-	2,005
Interest income from investments	(15)	(125)
Deferred income tax	20	(1,748)
Stock based compensation expense	291	39
Gain on sale of property and equipment – net	(3)	(3)
Changes in assets and liabilities:
Accounts receivable	(7,844)	10,197
Inventory	11,193	8,366
Other assets	(2,187)	(3,759)
Accounts payable-trade	(989)	(11,934)
Other liabilities	(1,369)	(2,008)
Net cash provided by (used in) operating activities	13,563	(261)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,267)	(4,700)
Purchases of short-term investments	(25,930)	(19,237)
Sales of short-term investments	26,275	12,834
Other	30	(278)
Net cash used in investing activities	(892)	(11,381)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	-	(3,923)
Payments to noncontrolling interests holders	(75)	(35)
Capital contributions from minority investor	68	10
Net cash used in financing activities	(7)	(3,948)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	12,664	(15,590)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	146,158	180,771
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$158,822	$165,181
Non cash financing activities – Stock awards accrued	$348	$-
Non cash investing activities – Accrued capital expenditures	$280	$457
Operating lease right-of-use assets acquired and liabilities assumed upon lease execution	$-	$1,863

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